NOTICE: AS OF THE EFFECTIVE DATE OF THIS RIDER, IT IS UNCERTAIN WHAT EFFECT THE RECEIPT OF BENEFITS UNDER THIS RIDER WILL HAVE ON YOUR TAX STATUS. PLEASE CONSULT YOUR PERSONAL TAX ADVISOR PRIOR TO REQUESTING SUCH BENEFITS.

                            ACCELERATED BENEFIT RIDER
                              FOR TERMINAL ILLNESS

CONSIDERATION

This rider is attached to and made a part of your policy and is issued in consideration of the application. A copy of the application is attached to the policy.

PREMIUMS

There are no additional premiums or cost of insurance deductions for this rider.

BENEFITS

We will pay an accelerated benefit to you if the Applicant is terminally ill, subject to the provisions of this rider. This amount will be paid as a lump sum. Payments other than as a lump sum may be made at your request, subject to our approval.

DEFINITIONS

APPLICANT: The Applicant is the person who is terminally ill. The Applicant may be the insured under the base policy or may be an insured who has coverage under a rider attached to the base policy.

EFFECTIVE DATE: The effective date of coverage under this rider will be as follows:

1. The policy date will be the effective date for all coverage provided in the original application.

2. For any rider issued after the policy date, the effective date will be the date shown on a supplement to the schedule pages.

ELIGIBLE COVERAGES:  Eligible Coverages under this rider will be as follows:

1. When the Applicant is the base insured, Eligible Coverages will be the base policy and any life insurance riders attached to the policy which provide coverage on the base insured.

2. When the Applicant is other than the base insured, Eligible Coverages will be the rider which is providing coverage.

Eligible Coverages will be determined as of the date we receive satisfactory proof of terminal illness at the Home Office. Coverage will only be considered eligible when it is outside its two year contestable period and has more than two years until its maturity or final expiration date. Eligible Coverages will also not include any possible future coverages provided by an optional purchase or guaranteed insurability rider.

ELIGIBLE AMOUNT: Eligible Amount is that portion of the current specified amount of the base policy considered "eligible" under Eligible Coverages. For any Eligible Coverages which are provided by life insurance riders, the Eligible Amount will be the lowest scheduled death benefit within two years after satisfactory proof of terminal illness is received at the Home Office.

MAXIMUM ACCELERATED BENEFIT: For each Applicant, the maximum benefit if 50% of the Eligible Amount for each Applicant, less an amount up to two guideline level premiums for the base policy and any riders. This maximum benefit is subject to the limitations described in the Total Accelerated Benefit provision.

TERMINAL ILLNESS: A non-correctable medical condition that, with a reasonable degree of medical certainty, will result in the death of the Applicant in less than 12 months from the date of the physician's statement and that was first diagnosed while the policy was in force.

"YOU" AND "YOUR" refer to the owner of the policy to which this rider is attached. The Owner may also be the Applicant.

"WE", "US" or "OUR" refer to Ameritas Life Insurance Corp. Our Home Office is 5900 "O" Street, Lincoln, Nebraska 68510.

SATISFACTORY PROOF OF TERMINAL ILLNESS

Before payment of any accelerated benefit, we will require you to provide us with proof, satisfactory to us, that the Applicant has a terminal illness.
Satisfactory proof will include a properly completed claim form and a written statement from a duly licensed physician who is licensed in the United States and who is not yourself or the Applicant, nor related to either the Applicant or yourself. We reserve the right to obtain a second medical opinion at our expense.


TIR 45 Rev. 12-90

EFFECT ON YOUR POLICY

The accelerated benefit first will be used to repay any outstanding policy loans and unpaid loan interest. The accelerated benefit will be treated as a lien against your policy values.

Death proceeds which are payable on the death of the Applicant will be reduced by the amount of the lien and any policy loans, plus accrued interest.

After payment of the accelerated benefit, we will require that future premium allocations be made to the Fixed Account. If sufficient premium to keep the policy in force is not paid by the end of the grace period, premiums will be paid by an addition to the lien for up to two years from the date we receive satisfactory proof of terminal illness. After this two year period, you are required to pay premiums when due to keep the policy in force. If the policy lapses, the lien, any policy loans, and accrued interest will be deducted from any cash values.

Your access to the cash surrender value of your policy and to the cash surrender value of any riders through policy loans, partial withdrawals, if permitted, or full surrender is limited to any excess of the cash surrender value over the lien including any accrued interest.


INTEREST

We will charge interest on the amount of the lien. The interest accrues daily at the same interest rate as the policy's loan interest rate. If a loan provision is not included in the policy, interest accrues daily at an effective annual interest rate of 8%.

Accrued interest will be added to the lien on the policy anniversary. Interest does not continue to accrue on the lien when the lien and any policy loans, plus accrued interest, equals the death benefit (prior to the deduction of the lien, policy loans and accrued interest) of the policy and any riders.


CONDITIONS

The payment of any accelerated benefit is subject to the following conditions:

1. Any Eligible Coverages must be in force on the date we receive satisfactory proof of terminal illness.

2.     Any  cash  surrender  value,   without  considering  the  effect  of  any
       outstanding policy loans, must be less than the maximum accelerated benefit.

3. We will not make payment of any accelerated benefit if that payment would be less than $4,000.

4. The release of any collateral assignees, the release of all parties to any "split dollar" agreements and the approval of any irrevocable beneficiaries is required.

5. The policy must be collaterally assigned to us for an amount equal to the lien and accrued interest. No changes to the policy are permitted without our consent.

6. This rider allows for the accelerated payment of death benefit proceeds, which would otherwise be payable to your beneficiary. This is not meant to cause you to involuntarily be required to access and exhaust these benefits. Therefore, you are not eligible for this benefit:

       a. If you are required by law to use this benefit to meet the claims of creditors, whether in bankruptcy or otherwise; or

       b. If you are required by a government agency to use this benefit in order to apply for, obtain, or otherwise keep a government benefit or entitlement.


ADDITIONAL BENEFIT

If the maximum accelerated benefit for each Applicant is not paid initially and it has been less than 12 months from the date we receive satisfactory proof of terminal illness, an additional accelerated benefit may be paid up to the difference, but for not less than $4,000. We may require additional satisfactory proof of terminal illness at this time.


TOTAL ACCELERATED BENEFIT

The total amount we will pay as an accelerated benefit will not exceed $250,000 due to the terminal illness of any one Applicant even if there is more than one policy with us or one of our affiliates which provides coverage on the Applicant.

ADMINISTRATIVE CHARGE

We may charge a one-time administrative charge which will be deducted from the accelerated benefit. This charge will not exceed $50.


GENERAL PROVISIONS

INCONTESTABILITY: The validity of this rider cannot be contested after it has been in force while the Applicant is alive for a period of two years from the effective date of the rider.

REINSTATEMENT: This rider may be reinstated with the policy. It will be reinstated if you meet the requirements for policy reinstatement. If you have received benefits under this rider, the lien with accrued interest may be paid or it will be reinstated as if the policy had never terminated.

TERMINATION OF RIDER: This rider will automatically terminate on the earliest of these conditions:

1.     On surrender of this rider to us; or

2.     On termination of the policy to which this rider is attached.

NONPARTICIPATING:  This rider is nonparticipating.

INCORPORATION OF POLICY PROVISIONS INTO RIDER: The provisions of the policy are hereby referred to and made a part of this rider unless otherwise specified in this rider.


                                                   AMERITAS LIFE INSURANCE CORP.


   /s/ Norman M. Krivosha                         /s/ Kenneth C. Louis
           Secretary                                     President












TIR 45 Rev. 12-90

                           CHILDREN'S PROTECTION RIDER

                              LEVEL TERM INSURANCE

CONSIDERATION

This rider is issued in consideration of the application and the payment of its cost of insurance. A copy of the application is attached to the policy. The cost of insurance for this rider is deducted from the accumulation value at the same time and in the same manner as the cost of insurance for this policy.

DEFINITIONS

COST OF INSURANCE: The cost of insurance for this rider is shown on the schedule page.

DEPENDENT CHILD: A dependent child is a child born of a marriage, a stepchild, a legally adopted child of the Insured or any child for which the Insured is legally responsible. To qualify as a dependent child, the child must be at least 15 days of age and have not yet reached the rider anniversary nearest his or her 25th birthday. The child must either:

1. Be named in the application and the date of such application must be before the child's 18th birthday; or

2. Qualify as a dependent child after the date of the application but before the child's 18th birthday.

EFFECTIVE DATE: The effective date of coverage under this rider shall be as follows:

1. The policy date shall be the effective date for all coverage provided in the original application.

2. For any rider issued after the policy date, the effective date shall be the date shown on a supplement to the schedule page.

3. For any insurance that has been reinstated, the effective date shall be the monthly activity date that falls on or next follows the date we approve the reinstatement.

EXPIRATION DATE: The date is also shown on the schedule page. It is the date on which this rider is no longer effective.

RIDER BENEFICIARY: Unless otherwise provided, the owner will be the rider beneficiary. If the owner is not living, then the beneficiary will be the owner's spouse. If the spouse becomes the beneficiary and then dies, the beneficiary will be the estate of the spouse. If there is no spouse when the owner dies, the beneficiary will be the estate of the owner.

RIDER OWNER: The owner of the policy is the owner of this rider unless otherwise provided. If the owner dies, the owner's spouse will become the owner. If the spouse becomes the owner, and then dies, ownership will pass to the spouse's estate. If there is no spouse at the owner's death, then ownership will pass to the owner's estate.

RIDER SPECIFIED AMOUNT OF INSURANCE: The rider specified amount of insurance is the insurance payable under this rider. The amount is shown on the schedule page.

BENEFITS

We agree to pay the rider specified amount of insurance if a dependent child dies while the policy and this rider are in force. The rider beneficiary will receive the proceeds. Satisfactory proof of death of the dependent child is required.

GENERAL PROVISIONS

INCONTESTABILITY: While the Insured and any dependent children covered are alive, the validity of this rider cannot be contested after it has been in force for a period of 2 years from the effective date of the rider or from the date of reinstatement.

REINSTATEMENT: This rider may be reinstated with the policy if no more than 3 years have passed since the beginning of the grace period. Reinstatement must occur before the expiration date of this rider. The requirements for reinstatement are:

1. Receipt by us of satisfactory evidence of insurability of the Insured and of each dependent child for whom coverage is being reinstated.

2. Payment of the minimum cost of insurance sufficient to keep the rider in force for 3 months.




CPR 45

DEATH OF THE INSURED: On the death of the Insured, the insurance under this rider becomes paid-up term insurance. It will expire for each dependent child on the earliest of the expiration date of this rider or the rider anniversary nearest the child's 25th birthday.

The paid-up insurance may be surrendered for any or all of the dependent children. It may be surrendered for its cash value which is the present value of future guaranteed benefits. If surrender is within 30 days after a rider anniversary, the cash value will not be less than the value on that anniversary. The amounts will be furnished by the company on request.

SUICIDE PROVISION: If any dependent child covered under this rider commits suicide while sane or in sane or takes his or her own life while insane within 2 years of the effective date of this rider or any reinstatement of this rider, the total liability shall be the cost of insurance for such child.

Payment under this provision will not affect the coverage of any other dependent child under this rider. The cost of insurance for this rider will not be increased.

If the Insured commits suicide while sane or insane or takes his or her own life while insane, this rider will become paid-up for each covered dependent child as provided in "Death of the Insured".

TERMINATION OF RIDER: This rider will automatically terminate for all dependent children on the earliest of these conditions:

1.     The expiration date of this rider,

2. The monthly activity date on or next following the date we receive your written request.

3.     The surrender of this rider to us,

4.     Termination of this policy; or

5.     The policy maturity date.

Coverage under this rider will terminate for each dependent child on the earliest of these conditions:

1.     The rider anniversary nearest the dependent child's 25th birthday.

2.     On conversion of this coverage. See "Conversion".

CONVERSION

While the policy and this rider are in full force, this rider may be converted (exchanged) for a different policy. Evidence of insurability will not be required.

Conversion can be made to a permanent nonpension policy subject to the following rules:

1. No riders may be added to the new policy without satisfactory evidence of insurability.

2. Application must be made and the first premium for the new policy paid to us before this rider terminates for the dependent child on whom coverage is being converted.

3. The dependent child on whom coverage is being converted must be alive on the policy date of the new policy (the date of conversion).

4.     The policy date of the new policy will be the date of conversion.

5. The new policy must be subject to our then current rules as to the amount and the kind of policy issued and premiums charged.

Coverage under this rider for each dependent child may be converted at any time:

       a.    on or before the expiration date of this rider; or

       b. the rider anniversary nearest the child's 25th birthday, whichever occurs first.

The amount of the new policy will depend on when this rider is converted.

If coverage under this rider is converted before the termination of the rider for a dependent child, the new policy will be for a face amount of insurance not greater than the rider face amount of insurance. If coverage is converted at the time of termination, the new policy will be for a face amount of insurance not greater than 5 times the rider face amount of insurance.

NONPARTICIPATING: This rider is nonparticipating.

COST OF INSURANCE DEDUCTIONS AFTER RIDER TERMINATION DATE: We will not be liable for the cost of insurance payments paid on this rider after it terminates except to return them.

INCORPORATION OF POLICY PROVISIONS INTO RIDER: The provisions of the policy are hereby referred to and made a part of this rider unless otherwise specified in this rider.

                                                   AMERITAS LIFE INSURANCE CORP.



   /s/  Norman M. Krivosha                        /s/ Kenneth C. Louis

            Secretary                                    President



CPR 45

                                              AMERTIAS LIFE INSURANCE CORP. LOGO




                               COST RECOVERY RIDER

CONSIDERATION

This rider is issued in consideration of the application. A copy of the application is attached to the policy.


COST OF INSURANCE

There is no cost of insurance for this rider.


DEFINITIONS

OPTION DATE: The option date is the date on which you may choose to make a special partial withdrawal. It is the first policy anniversary after (1) no premium payments have been made for 6 policy years, and (2) the policy has been in force for 10 years.

EFFECTIVE DATE: The effective date of coverage under this rider shall be as follows:

1. The Policy Date shall be the effective date for all coverage provided in the original application.

2. For any insurance that has been reinstated, the effective date shall be the monthly activity date on or next following the date we approve the reinstatement.

EXPIRATION DATE: This date is also shown in the schedule pages. It is the date on which this rider is no longer effective.

While the policy and this rider are in force, you may elect to make a special partial withdrawal. The specified amount of insurance will not be reduced by this special partial withdrawal. The following conditions must be met in order to make the special partial withdrawal:

1.     There must be no policy debt on the date of the withdrawal.

2. The option may only be elected once and must be elected on the option date defined above.

3.     The amount which may be withdrawn cannot exceed the lesser of:

       a.    The sum of premiums paid,

       b.    $100,000, or

       c.    The net cash surrender value at the time of the withdrawal.

4. The amount of the partial withdrawal will be reduced by any partial withdrawals made prior to the option date. It will also be reduced by a withdrawal charge not to exceed $50.

5.     We may delay making payment for up to six (6) months.


ELECTION OF OPTION

To elect to make this special partial withdrawal, you must give us propoer written notice sixty (60) days prior to the option date. The regular partial withdrawal provisions in the policy will not apply to his special partial withdrawal.


GENERAL PROVISIONS

INCONTESTABILITY:  The validity of this rider may be contested at any time.

REINSTATEMENT: This rider may be reinstated with the policy if no more than 3 years have passed since the date of termination if you meet the requirements for reinstatement for the policy.

TERMINATION OF RIDER: This reider will automatically terminate on the earliest of these conditions:

1.     On the option date regardless of whether the option is elected;

2.     On the expiration date of this rider;

3.     On termination of the policy; or

4.     On the policy maturity date.


NONPARTICIPATING:  This ride is nonparticipating.

CRR 4094

INCORPORATION OF POLICY PROVISIONS INTO RIDER: The provisions of this policy are hereby referred to and made a part of this rider unless otherwise specified in this rider.

                                                   AMERITAS LIFE INSURANCE CORP.


  /s/ Norman M. Krivosha                           /s/ Kenneth C. Louis
          Secretary                                       President

                                              AMERITAS LIFE INSURANCE CORP. LOGO






NOTICE: PLEASE CONSULT YOUR TAX ADVISOR. THERE MAY BE TAX CONSEQUENCES TO THE ELECTION OF THIS BENEFIT.



                             EXTENDED MATURITY RIDER


BENEFITS

The Maturity Date of your policy may be extended beyond the date shown in the policy schedule pages by your written election. The election must be made during the 90-day period prior to the Maturity Date.

PREMIUMS

There are no extra premiums or cost of insurance deductions for this rider.

EFFECT ON YOUR POLICY AND ANY RIDERS

During the extension period:

1.     We will not accept further premium payments.

2. We will not make the monthly deduction from your accumulation value for the cost of insurance for the policy, for any riders, nor for any flat extra rating charges.

3.     The new Maturity Date will be the date of death of the Insured.

4.     The death benefit will be the accumulation value.

5. This rider will not extend benefits past the original Maturity Date on any other rider attached to your policy.

All other provisions of your policy and of any riders attached to your policy not noted above will remain in effect while your policy and riders continue in force.

TERMINATION OF RIDER

This rider will automatically terminate on the earliest of these conditions:

1.     On your written request.

2.     On surrender of this rider to us.

3.     On termination of your policy.

4.     On the date your surrender value is zero or less.

EFFECTIVE DATE

This rider will become effective on the policy date. However, if this rider is added to an in-force policy, this rider will not become effective until the effective date shown below.

EFFECTIVE DATE OF RIDER:


________________________________________________________
APPLIES ONLY WHEN RIDER IS ADDED TO AN IN-FORCE POLICY).



                                                   AMERITAS LIFE INSURANCE CORP.


    /s/ Norman M. Krivsosha                       /s/ Kenneth C. Louis
           Secretary                                     President


EMR 4095-A

                                              AMERITAS LIFE INSURANCE CORP. LOGO






                          GUARANTEED INSURABILITY RIDER

CONSIDERATION

This rider is issued in consideration of the application and payment of its cost of insurance. A copy of the application is attached to the policy. The cost of insurance for this rider is deducted from the accumulation value at the same time and in the same manner as the cost of insurance for the policy.

BENEFITS

You may buy additional insurance on the life of the Insured by increasing the specified amount of insurance of the policy, subject to the provisions below. Evidence of insurability is not required. The amount of the increase is equal to the election amount. The policy and this rider must be in force and all due premiums must have been paid during the option period before an option can be effective.

DEFINITIONS

ELECTION AMOUNT: The election amount is the amount of the additional insurance which is issued as an increase in the specified amount of insurance of the policy. You must choose the election amount at the time this rider is issued. The election amount you have chosen and the regular option dates are shown on the schedule pages.

REGULAR OPTION DATES: The regular option dates are the policy anniversaries on which the Insured's age at nearest birthday is 25, 28, 31, 34, 37 and 40.

ALTERNATE OPTION DATES: You may also choose an alternate option date in lieu of a regular option date after:

1.     the first marriage of the Insured after the effective date of this rider;
       or

2. the birth of a child born of a marriage of the Insured, or for which the Insured is legally responsible; or

3.     the legal adoption of a child by the Insured.

Only one alternate option date may be chosen between the effective date of the rider and the first regular option date and between each pair of successive regular option dates.

Election of an alternative option will replace the next regular option date. Therefore, the next regular option cannot be elected.

OPTION PERIOD: The option period is the time during which you may choose to elect an option. For a regular option date, the option period is the 31 day period on either side of such date. For an alternate option date, the option period is the 60 days immediately after such date.

EFFECTIVE  DATE:  This date of coverage  under this rider shall be as follows:

1. The policy date shall be the effective date for all coverage provided in the original application.

2. For any instance that has been reinstated, the effective date shall be the monthly activity date that falls on or next follows the date we approve the reinstatement.

EXPIRATION DATE: This date is shown on the schedule page. It is the date on which this rider is no longer effective.

CONDITIONS

Options elected under this rider are subject to the following conditions:

1. The increased specified amount will be subject to any ratings and restrictions under the policy.

2. If any rider which provides total and permanent disability benefits is attached to the policy, the disability benefits may be increased to cover the increased specified amount without evidence of insurability. No other riders may be added without satisfactory evidence of insurability.

3. If an option is effective while disability benefits are currently being provided by a rider,

GIR 4093
       the disability benefit will be increased. This increase in disability benefits will reflect any necessary higher minimum premium requirements for the policy as if the increased insurance were issued as a separate policy at the attained age of the Insured.

4. If a regular option is chosen, the effective date of the increased specified amount will be the later of the regular option date or the effective date of the election. If an alternate option is chosen, the effective date will be the effective date of the election.

5. The election of an option will be effective when any required premium is paid and written application signed by both you and the Insured is made to us during an option period.

6.     The Insured must be alive on the effective date.

7. The increase in specified amount will be treated in the same manner as an increase granted under the terms of the policy to which this rider is attached, except that the requirement of evidence of insurability will be waived. Please see the Death Benefit provision in the policy for more information.

GENERAL PROVISIONS

REINSTATEMENT: Coverage under this rider may be reinstated with the policy if no more than 3 years have passed since the beginning of the policy grace period. Reinstatement must occur before the expiration date of this rider. Such reinstatement may occur any time before the last regular option date. The requirements for reinstatement are:

1.     Receipt by us of satisfactory evidence of insurability for the Insured.

2. Payment of the minimum cost of insurance sufficient to keep the rider in force for 3 months.

RIDER TERMINATION DATE: This rider will terminate on the earliest of these conditions:


1. The expiration date of this rider which is the policy anniversary nearest the Insured's 40th birthday.

2.     The effective date of an alternate option if between ages 37 and 40.

3.     The surrender of this rider to us.

4. On the monthly activity date on or next following the date we receive written request from you.

5.     The termination of the policy.

NONPARTICIPATING:  This rider is nonparticipating.

COST OF INSURANCE DEDUCTIONS AFTER RIDER TERMINATION DATE: We will not be liable for the cost of insurance deductions on this rider after it terminates except to return them.

INCORPORATION OF POLICY PROVISIONS INTO RIDER: The provisions of the policy are hereby referred to and made a part of this rider unless otherwise specified in this rider.

                                                   AMERITAS LIFE INSURANCE CORP.


      /s/ Norman M. Krivosha                   /s/  Kenneth C. Louis
             Secretary                                 President

                                              AMERITAS LIFE INSURANCE CORP. LOGO






                      PAYOR WAIVER OF MONTHLY DEDUCTIONS ON
                         DISABILITY OF A COVERED PERSON


CONSIDERATION

This rider is issued in return for the application and payment of its cost of insurance. A copy of the application is attached to the policy. The cost of insurance for this rider is deducted from the accumulation value at the same time and in the same manner as the cost of insurance for the policy.

COST OF INSURANCE

The calculation of the monthly cost of insurance for this rider is described in the attached table.

DEFINITIONS

DISABILITY BENEFIT: For purposes of this rider, the disability benefit refers to the monthly deduction on each monthly activity date for the base policy and any riders and is equal to:

1.     the current cost of insurance charge for the base policy and any riders;

2.     the expense charges; and

3.     the charges for specified amount increases, if any.

TOTAL DISABILITY: Total disability must begin after the effective date and before the expiration date of this rider. It must result from bodily injury which occurs or sickness which first manifests itself while this rider is in force.

Total Disability means:

1.    Total  loss  of  the sight of both eyes.  This loss must be irrecoverable;
      or

2. Total loss of the use of both hands, both feet, or one hand and one foot. This loss must be irrecoverable; or

3.    The  incapacity of the Covered Person to  engage in any substantial duties
      of   his  or  her  occupation  for  at  least  six   consecutive   months.
      (Substantial duties includes managerial or supervisory functions.)

      During the first 24 months of total disability, occupation means the usual work, employment, business or profession in which the Covered Person was engaged immediately before the date of disability. This includes attendance at school or college as a full-time student. After 24 months of total disability a Covered Person who is engaged in any occupation for remuneration or profit will not be considered totally disabled.

COVERED PERSON: The Covered Person is the person on whom disability benefit coverage is being offered. The applicant is the Covered Person until the automatic substitution date. On and after this date, the Insured is the Covered Person.

AUTOMATIC SUBSTITUTION DATE: The automatic substitution date is the policy anniversary nearest the Insured's 23rd birthday.

ELECTION PERIOD: The election period begins on the policy anniversary nearest the Insured's 18th birthday and ends on the automatic substitution date.

EFFECTIVE DATE: The effective date of coverage under this ride shall be as follows:


1. The policy date shall be the effective date for all coverage provided in the original application.

2. For any rider issued after the policy date, the effective date shall be the date shown on a supplement to the schedule pages.

3. For any insurance that has been reinstated, the effective date shall be the monthly activity date on or next following the date we approve the reinstatement.

EXPIRATION DATE: This date is also shown on the schedule pages. It is the date on which this rider is no longer effective.

PDIS 4094

BENEFITS

While the Covered Person is totally disabled, the disability benefit will not be deducted from the accumulation value. During this time, the policy and any rider(s) will continue to be in force.

Monthly deductions falling due before we approve a claim for benefits will continue to be deducted from the accumulation value. However, after total disability has continued for six (6) consecutive months and we approve the claim, any disability benefit which otherwise could have been paid under the provisions of this rider will be credited to the accumulation value.

If total disability begins after the grace period, no benefit under this rider will be paid.

COVERAGE CHANGES

We will provide disability benefit coverage on the applicant until the automatic substitution date. At that time, the coverage automatically shifts to the Insured. During the election period, on written request, coverage may be shifted from the applicant to the Insured. This will be subject to evidence of insurability of the Insured. This election, once we accept it, is irrevocable (it cannot be changed).

If the applicant is the Covered Person and becomes totally disabled, the disability benefit continues during a period of total disability until the automatic substitution date. At that time, the Insured automatically becomes the Covered Person. The disability benefit will cease and we will resume deducting the cost of insurance for this rider from the accumulation value. If the Insured is the Covered Person and becomes totally disabled, the disability benefit continues so long as the disability continues. If the Insured becomes totally disabled before the automatic substitution date, the disability benefit will begin as of that date. It will continue as long as the disability continues.

If the applicant dies before the beginning of the election period, no benefits will be payable except that the disability benefit will not be deducted from the accumulation value until the first day of the election period. At that time, the Insured automatically becomes the Covered Person. If the applicant dies during the election period, the Insured automatically becomes the Covered Person.

GENERAL PROVISIONS

NOTICE OF DISABILITY: To receive this benefit, written notice of claim must be received at the Home Office. It must be received: (a) while the Covered Person is living; (b) while the Covered Person is totally disabled; and (c) not later than 9 months after the Covered Person has become totally disabled.

If such notice is not furnished in the required time limit, the claim will not be accepted. But a late claim will be accepted if it can be shown that it was not reasonably possible to meet the requirements and that notice was given as soon as was reasonably possible. In no event, however, will the Covered Person receive any benefit under this rider for a period beyond one year before the date on which notice was received.

PROOF OF TOTAL DISABILITY: The disability benefit will not commence until we receive satisfactory written proof that the Covered Person is totally disabled. Proof must be presented at the Home Office: (a) while the Covered Person is living; (b) before total disability has ended or been interrupted; and (c) within 12 months after we receive the notice of total disability. Forms approved by us must be used.

Similar proof that the total disability is continuing may be required at reasonable intervals. If the Covered Person fails to furnish such proof, the disability benefit will cease.

INCONTESTABILITY: While the Covered Person is alive, the validity of this rider cannot be contested after it has been in force for a period of 2 years from the effective date of the rider.

REINSTATEMENT: This rider may be reinstated with the policy subject to the policy reinstatement provision. Reinstatement must occur before the expiration date of this rider. Such reinstatement may occur before the policy anniversary nearest the Covered Person's 60th birthday. The requirements for reinstatement are:

1. Evidence of insurability is required on both the applicant and the Insured, if the applicant is the Covered Person. Otherwise, evidence of insurability will be required only on the Insured. This evidence must be satisfactory to us.

2. Payment of the minimum cost of insurance sufficient to keep this rider in force for 3 months.

EXCLUSIONS: The Covered Person will not be eligible for the disability benefit if the total disability on which the claim is based results from:

1. Self-inflicted bodily injury while sane or insane; other than accidental injury; or

2. War or any act of war, whether declared or not, regardless of whether the Covered Person is in the military, naval or air service.

TERMINATION OF RIDER: This rider will automatically terminate on the earliest of these conditions:

1.     On the expiration date of this rider;

2. On the monthly activity date on or next following the date we receive your written request;

3.     On surrender of this rider to us;

4.     On termination of the policy;

5.     On assignment of the policy; or

6.     On the policy maturity date.


TERM RIDERS: If a renewable and convertible term rider is attached to the policy during a benefit period, the cost of insurance for that rider will be waived until the expiration date. If the Owner elects to convert that term rider, no benefits will be paid under this rider on the conversion policy.

CHANGE OF POLICY: Once the disability benefit commences, you cannot change the specified amount of insurance (except for any increases(s) which result from exercising options under any Guaranteed Insurability Rider), the death benefit option, the mode of the planned periodic premium payments, or change the policy to another form of insurance.

NONPARTICIPATING:  This rider is nonparticipating.

COST OF INSURANCE PAYMENTS AFTER THE RIDER HAS TERMINATED: We will not be liable for the cost of insurance payments on this rider after it terminates except to return them.

INCORPORATION OF POLICY PROVISIONS INTO RIDER: The provisions of the policy are hereby referred to and made a part of this rider.


                                                   AMERITAS LIFE INSURANCE CORP.



       /s/  Norman M. Krivosha                    /s/  Kenneth C. Louis

               Secretary                                 President
PDIS 4094

                          COST OF INSURANCE TABLE


On each monthly activity date, the monthly cost of insurance for this rider is equal to the product of A times B where:

A is a factor based on the attained age, sex and smoking habit of the Covered Person and is shown in the table below. (Note: If this rider is issued with a special rating, this factor will be increased based on that rating. Any special rating will be shown on the Policy Schedule.)

B is the monthly deduction for the policy, including any table ratings and any riders attached to the policy except for this rider.


--------------------------------------------------------------------------------

        MALE RATES                FEMALE RATES                          MALE RATES                   FEMALE RATES

Ages    Non-Smoker     Smoker     Non-Smoker     Smoker         Ages    Non-Smoker        Smoker     Non-Smoker     Smoker

  0                    0.0362                    0.0328          30        0.0361         0.0525        0.0414      0.0523
  1                    0.0362                    0.0328          31        0.0361         0.0525        0.0414      0.0523
  2                    0.0362                    0.0328          32        0.0361         0.0525        0.0414      0.0537
  3                    0.0362                    0.0328          33        0.0361         0.0525        0.0414      0.0559
  4                    0.0362                    0.0328          34        0.0361         0.0525        0.0414      0.0575

  5                    0.0362                    0.0328          35        0.0369         0.0531        0.0414      0.0611
  6                    0.0362                    0.0328          36        0.0390         0.0551        0.0415      0.0628
  7                    0.0362                    0.0338          37        0.0409         0.0573        0.0435      0.0641
  8                    0.0362                    0.0352          38        0.0433         0.0595        0.0457      0.0661
  9                    0.0362                    0.0371          39        0.0459         0.0618        0.0479      0.0661

 10                    0.0362                    0.0381          40        0.0467         0.0621        0.0460      0.0661
 11                    0.0362                    0.0388          41        0.0472         0.0628        0.0478      0.0661
 12                    0.0362                    0.0374          42        0.0479         0.0632        0.0483      0.0661
 13                    0.0362                    0.0370          43        0.0505         0.0639        0.0513      0.0668
 14                    0.0362                    0.0419          44        0.0543         0.0645        0.0551      0.0704

 15                    0.0362                    0.0419          45        0.0547         0.0666        0.0564      0.0719
 16                    0.0362                    0.0419          46        0.0554         0.0681        0.0576      0.0731
 17                    0.0362                    0.0419          47        0.0603         0.0702        0.0629      0.0797
 18                    0.0362                    0.0419          48        0.0659         0.0763        0.0691      0.0875
 19                    0.0362                    0.0419          49        0.0730         0.0840        0.0777      0.0979

 20        0.0253      0.0362        0.0243      0.0413          50        0.0797         0.0855        0.0849      0.0992
 21        0.0253      0.0362        0.0267      0.0456          51        0.0903         0.0960        0.0971      0.1116
 22        0.0253      0,0362        0.0289      0.0489          52        0.1028         0.1030        0.1120      0.1149
 23        0.0253      0.0362        0.0308      0.0523          53        0.1014         0.1081        0.1146      0.1177
 24        0.0253      0.0365        0.0322      0.0523          54        0.1044         0.1115        0.1299      0.1376

 25        0.0253      0.0409        0.0348      0.0523          55        0.1133         0.1281        0.1517      0.1609
 26        0.0283      0.0447        0.0356      0.0523          56        0.1297         0.1421        0.1540      0.1819
 27        0.0308      0.0484        0.0377      0.0523          57        0.1425         0.1571        0.1695      0.2058
 28        0.0336      0.0525        0.0393      0.0523          58        0.1564         0.1731        0.1917      0.1917
 29        0.0361      0.0525        0.0414      0.0523          59        0.1700         0.1700        0.2150      0.2150

---------------------------------------------------------------------------------------------------------------------------



PDIS 4094

                                              AMERITAS LIFE INSURANCE CORP. LOGO






                         WAIVER OF MONTHLY DEDUCTIONS ON
                                   DISABILITY

CONSIDERATION

This rider is issued in return for the application and payment of its cost of insurance. A copy of the application is attached to the policy. The cost of insurance for this rider is deducted from the accumulation value at the same time and in the same manner as the cost of insurance for the policy.

COST OF INSURANCE

The calculation of the monthly cost of insurance for this rider is described in the attached table.

DEFINITIONS

DISABILITY BENEFIT: For purposes of this rider, the disability benefit refers to the monthly deduction on each monthly activity date for the base policy and any riders and is equal to:

1.     the current cost of insurance charge for the base policy and any riders;

2.     the expense charges; and

3.     the charges for specified amount increases, if any.

TOTAL DISABILITY: Total disability must begin after the effective date and before the expiration date of this rider. It must result from bodily injury which occurs or sickness which first manifests itself while this rider is in force.

Total Disability means:

1.     Total loss of the sight of both eyes.  This loss  must be irrecoverable;
       or

2. Total loss of the use of both hands, both feet, or one hand and one foot. This loss must be irrecoverable; or

3. The incapacity of the Insured to engage in any substantial duties of his or her occupation for at least six consecutive months. (Substantial duties includes managerial or supervisory functions.) During the first 24 months of total disability, occupation means the usual work, employment, business or profession in which the Insured was engaged immediately before the date of disability. This includes attendance at school or college as a full-time student. After 24 months of total disability, an Insured who is engaged in any occupation for remuneration or profit will not be considered totally disabled.

EFFECTIVE DATE: The effective date of coverage under this rider shall be as follows:

1. The policy date shall be the effective date for all coverage provided in the original application.

2. For any rider issued after the policy date, the effective date shall be the date shown on a supplement to the schedule pages.

3. For any insurance that has been reinstated, the effective date shall be the monthly activity date on or next following the date we approve the reinstatement.

EXPIRATION DATE: This date is also shown on the schedule pages. It is the date on which this rider is no longer effective.

BENEFITS

While the Insured is totally disabled, the disability benefit will not be deducted from the accumulation value. During this time, the policy and any rider(s) will continue to be in force.

Monthly deductions falling due before we approve a claim for benefits will continue to be deducted from the accumulation value. However, after total disability has continued for six (6) consecutive months and we approve the claim, any disability benefit which otherwise could have been paid under the provisions of this rider will be credited to the accumulation value.

If the total disabilty begins after the grace period, no benefit under this rider will be paid.

WDIS 4094

GENERAL PROVISIONS

NOTICE OF DISABILITY: To receive this benefit, written notice of claim must be received at the Home Office. It must be received: (a) while the Insured is living; (b) while the Insured is totally disabled; and (c) not later than 9 months after the Insured has become totally disabled.

If such notice is not furnished in the required time limit, the claim will not be accepted. But a late claim will be accepted if it can be shown that it was not reasonably possible to meet the requirements and that notice was given as soon as was reasonably possible. In no event, however, will the Insured receive any benefit under this rider for a period beyond one year before the date on which notice was received.

PROOF OF TOTAL DISABILITY: The disability benefit will commence once we receive satisfactory written proof that the Insured is totally disabled. Proof must be presented at the Home Office: (a) while the Insured is living; (b) before total disability has ended or been interrupted; and (c) within 12 months after we receive the notice of total disability. Forms approved by us must be used.

Similar proof that the total disability is continuing may be required at reasonable intervals. If the Insured fails to furnish such proof, the disability benefit will cease.

INCONTESTABILITY: While the Insured is alive, the validity of this rider cannot be contested after it has been in force for a period of 2 years from the effective date of this rider.

REINSTATEMENT: Coverage under this rider may be reinstated with the policy subject to the policy reinstatement provision. Reinstatement must occur before the expiration date of this rider. Such reinstatement may occur any time before the policy anniversary nearest the Insured's 60th birthday. The requirements for reinstatement are:

1.    Receipt of satisfactory evidence of insurability.

2. Payment of the minimum cost of insurance sufficient to keep this rider in force for 3 months.

Exclusions: The insured will not be eligible for the disability benefit if the total disability on which the claim is based results from:

1.    Self-inflicted bodily injury while sane or insane, other than   accidental
      injury; or

2. War or any act of war, whether declared or not, regardless of whether the Insured is in the military, naval or air service.

TERMINATION OF RIDER: This rider will automatically terminate on the earliest of these conditions:

1.    On the expiration date of this rider;

2. On the monthly activity date on or next following the date we receive your written request;

3.    On surrender of this rider to us;

4.    On termination of this policy; or

5.    On the policy maturity date.

TERM RIDERS: If a renewable and convertible term rider is attached to the policy during a benefit period, the cost of insurance for that rider will be waived until the expiration date. If the Owner elects to convert that term rider, no benefits will be paid under this rider on the conversion policy.

CHANGE OF POLICY: Once the disability benefit commences, you cannot change the specified amount of insurance (except for any increase(s) which result from exercising options under any Guaranteed Insurability Rider), the death benefit option, the mode of the planned periodic premium payments, or change the policy to another form of insurance.

NONPARTICIPATING:  This rider is nonparticipating.

COST OF INSURANCE PAYMENTS AFTER THE RIDER HAS TERMINATED: We will not be liable for the cost of insurance payments on this rider after it terminates except to return them.

INCORPORATION OF POLICY PROVISIONS INTO RIDER:
The provisions of the policy are hereby referred to and made a part of this rider.


                                                   AMERITAS LIFE INSURANCE CORP.



  /s/  Norman M. Krivosha                      /s/ Kenneth C. Louis

           Secretary                                  President

                             COST OF INSURANCE TABLE


On each monthly activity date, the monthly cost of insurance for this rider is equal to the product of A times B where:

A is a factor based on the attained age, sex and smoking habit of the Insured and is shown in the table below. (Note: If this rider is issued with a special rating, this factor will be increased based on that rating. Any special rating will be shown on the Policy Schedule).

B is the monthly deduction for the policy, including any table ratings and any riders attached to the policy except for this rider.

--------------------------------------------------------------------------------

            MALE RATES              FEMALE RATES                           MALE RATES               FEMALE RATES

 Ages   Non-Smoker      Smoker       Non-Smoker    Smoker        Ages    Non-Smoker     Smoker    Non-Smoker     Smoker

  15                    0.0362                     0.0419         40       0.0467       0.0621      0.0460       0.0661
  16                    0.0362                     0.0419         41       0.0472       0.0628      0.0478       0.0661
  17                    0.0362                     0.0419         42       0.0479       0.0632      0.0483       0.0661
  18                    0.0362                     0.0419         43       0.0505       0.0639      0.0513       0.0668
  19                    0.0362                     0.0419         44       0.0543       0.0645      0.0551       0.0704

  20       0.0253       0.0362        0.0243       0.0413         45       0.0547       0.0666      0.0564       0.0719
  21       0.0253       0.0362        0.0267       0.0456         46       0.0554       0.0681      0.0576       0.0731
  22       0.0253       0.0362        0.0289       0.0489         47       0.0603       0.0702      0.0629       0.0797
  23       0.0253       0.0362        0.0308       0.0523         48       0.0659       0.0763      0.0691       0.0875
  24       0.0253       0.0365        0.0322       0.0523         49       0.0730       0.0840      0.0777       0.0979

  25       0.0253       0.0409        0.0348       0.0523         50       0.0797       0.0855      0.0849       0.0992
  26       0.0283       0.0447        0.0356       0.0523         51       0.0903       0.0960      0.0971       0.1116
  27       0.0308       0.0484        0.0377       0.0523         52       0.1028       0.1030      0.1120       0.1149
  28       0.0336       0.0525        0.0393       0.0523         53       0.1014       0.1081      0.1146       0.1177
  29       0.0361       0.0525        0.0414       0.0523         54       0.1044       0.1115      0.1299       0.1376

  30       0.0361       0.0525        0.0414       0.0523         55       0.1133       0.1281      0.1517       0.1609
  31       0.0361       0.0525        0.0414       0.0523         56       0.1297       0.1421      0.1540       0.1819
  32       0.0361       0.0525        0.0414       0.0537         57       0.1425       0.1571      0.1695       0.2058
  33       0.0361       0.0525        0.0414       0.0559         58       0.1564       0.1731      0.1917       0.1917
  34       0.0361       0.0525        0.0414       0.0575         59       0.1700       0.1700      0.2150       0.2150

  35       0.0369       0.0531        0.0414       0.0611
  36       0.0390       0.0551        0.0415       0.0628
  37       0.0409       0.0573        0.0435       0.0641
  38       0.0433       0.0595        0.0457       0.0661
  39       0.0459       0.0618        0.0479       0.0661
--------------------------------------------------------------------------------



WDIS 4094

                                              AMERITAS LIFE INSURANCE CORP. LOGO


                        REDUCED LOAN INTEREST RATE RIDER

CONSIDERATION

This rider is issued in consideration of the application. A copy of the application is attached to the policy.

COST

There is no cost for this rider.

DEFINITIONS

START DATE: The 10th policy anniversary or the policy anniversary nearest the Insured's 55th birthday, whichever is later.

RIDER AMOUNT: For the policy year following the Start Date, the Rider Amount is equal to 10% of the accumulation value on the Start Date. For each subsequent policy year, the Rider Amount is equal to the Rider Amount in the prior policy year times 1.04 plus 10% of the accumulation value on the Start Date.

EXAMPLE: For issue age 35, the Start Date is the policy anniversary nearest the 55th birthday. Assume that at age 55, the accumulation value is $100,000.

   Policy Year After Age                Rider Amount
   ---------------------                ------------
            55                            $10,000.00
            56                             20,400.00
            57                             31,216.00
            58                             42,444.64
            59                             54,163.23
            60                             66,329.75
            61                             78,982.94
            62                             92,142.26
            63                            105,827.95
            64                            120,061.07
            65                            134,863.51
            66                            150,258.05
            67                            166,268.38

                    For subsequent ages
                continue with above formula

BENEFITS

On and after the Start Date, the total loan up to the Rider Amount will be charged a reduced interest rate. Total loan means any outstanding policy debt plus new loans. Total loans up to the Rider Amount are subject to the availability of loans as described in the loan provisions of the policy.

INTEREST

After the Start Date, the total loan up to the Rider Amount will be charged an effective loan interest rate not to exceed 4% per year. Loans in excess of the Rider Amount will be charged the interest rate as stated in the loan provisions of the policy.

The interest credited on the borrowed portion of the accumulation value will be 3.5%.

GENERAL PROVISIONS

EFFECTIVE DATE:  The effective date of this rider shall be the policy date.

For any insurance  that has been  reinstated,  the  effective  date shall be the
monthly   activity  date  on  or  next   following  the  date  we  approved  the
reinstatement.

INCONTESTABILITY:  The validity of this rider cannot be contested.

REINSTATEMENT: This rider may be reinstated with the policy if no more than 3 years have passed since the date of termination. You must meet the requirements for reinstatement of the policy as described in the policy.

TERMINATION OF RIDER: This rider will automatically terminate on the earliest of these conditions:

1.     On surrender of this rider to us;

2.     On termination of the policy;

3.     On the policy maturity date.

INCORPORATION OF POLICY PROVISIONS INTO RIDER: The provisions of this policy are hereby referred to and made apart of this rider unless otherwise specified in this rider.


                                              AMERITAS LIFE INSURANCE CORP. LOGO



   /s/  Norman M. Krivosha                           /s/ Kenneth C. Louis
            Secretary                                       President

PLR 4094